                                                                     EXHIBIT 11

                           ALEXANDER & BALDWIN, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                   (In thousands, except per share amounts)

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                                                  Three Months Ended
                                                       March 31

                                                  2001          2000
                                                  ----          ----
Basic Earnings Per Share
------------------------
    Net income                                  $ 22,434      $ 26,431
                                                ========      ========

    Average number of shares outstanding          40,508        42,131
                                                ========      ========

    Basic earnings per share                    $   0.55      $   0.63
                                                ========      ========

Diluted Earnings Per Share
--------------------------

    Net income                                  $ 22,434      $ 26,431
                                                ========      ========

    Average number of shares outstanding          40,508        42,131
    Effect of assumed exercise of
      outstanding stock options                      302            --
                                                --------      --------
    Average number of shares outstanding
      after assumed exercise of
      outstanding stock options                   40,810        42,131
                                                ========      ========

    Diluted earnings per share                  $   0.55      $   0.63
                                                ========      ========
